UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 20, 2007

SBA Communications Corporation

(Exact name of registrant as specified in its charter)

Florida	000-30110	65-0716501
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On March 20, 2007, SBA Communications Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) under which it agreed to sell an aggregate of $300,000,000 principal amount of its 0.375% Convertible Senior Notes due 2010 (the “Notes”) to Lehman Brothers Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several Initial Purchasers (the “Initial Purchasers”). In addition the Company granted the Initial Purchasers an option to purchase an additional $50,000,000 principal amount of Notes. The Initial Purchasers exercised this option in full, concurrently with the pricing of the Notes. The Notes were issued on March 26, 2007.

Net proceeds from this offering were approximately $341.5 million, as adjusted for the exercise of the over allotment option, after deducting estimated discounts, commissions and expenses. The Company used $91.2 million of the net proceeds to repurchase, concurrently with the offering, 3.24 million shares of the Company’s Class A common stock in privately negotiated transaction through or from the Initial Purchasers or their affiliates. The Company also applied approximately $49.9 million of the net proceeds from the sale of the Notes plus the proceeds from the sale of the sold warrants to pay the cost of the convertible note hedge transactions (see discussion below under “Convertible Note Hedge Transactions and Sold Warrant Transactions”). The Company intends to use the remainder of the net proceeds to finance the future acquisition or construction of towers, the purchase or extension of leases of land underneath its towers, future additional repurchases of the Company’s Class A common stock and/or for general corporate purposes.

Indenture

The Notes are governed by the terms of an Indenture, dated March 26, 2007, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes bear interest at a rate of 0.375% per annum, which is payable semi-annually on June 1 and December 1 of each year, beginning June 1, 2007. The Notes will mature on December 1, 2010. The Notes will be convertible into cash, shares of the Company’s Class A common stock, or a combination of cash and shares of the Company’s Class A common stock based on an initial conversion rate of 29.7992 shares of Class A common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $33.56 or a 19% conversion premium based on the last reported sale price of $28.20 per share of the Company’s Class A common stock, on the Nasdaq Global Select Market on March 20, 2007. The Notes are convertible only under the following certain circumstances: (1) conversion based on common stock price, (2) conversion upon satisfaction of trading price condition, (3) conversion upon specified distributions to holders of common stock or specified corporate transactions, and (4) conversion during the period from October 12, 2010 to maturity. The conversion may be adjusted from time to time in certain instances.

The Notes will be the Company’s unsecured senior obligations and will not be guaranteed by any of the Company’s subsidiaries. The Notes will rank equally in right of payment with the Company’s future senior debt and senior in right of payment to the Company’s future subordinated debt. The Notes will be effectively junior to any of the Company’s secured debt to the extent of the value of the assets securing such debt. The Notes will also be effectively subordinated to all existing and future debt and other liabilities (including trade payables of the Company’s subsidiaries).

If a Fundamental Change (as defined in the Indenture) occurs at any time prior to the Maturity Date, then each holder of Notes shall have the right, at such holder’s option, to require the Company to repurchase all of such holder’s Notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on the date specified by the Company at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date.

The Indenture provides that an Event of Default under the Indenture will occur if: (a) the Company defaults in any payment of interest on any Note when the same becomes due and payable and such default continues for a period of thirty (30) calendar days; (b) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at its maturity, upon required repurchase, upon declaration or otherwise; (c) the Company fails to deliver Common Stock, cash or a combination of the foregoing, as required pursuant to Article 10 “Conversion of Notes” of the Indenture upon the conversion of any Notes, and such failure continues for five (5) calendar days following the scheduled settlement date for such conversion; (d) the Company fails to comply with Article 5 “Successor Company” of the Indenture; (e) the Company fails to provide notice of the anticipated effective date or actual effective date of a Fundamental Change pursuant to Sections 3.01(b) or 10.01(3)(B) of the Indenture, in each case on a timely basis as required under the Indenture; (f) except as provided in Section 6.12 of the Indenture, the Company fails to comply with any other term, covenants or agreements contained in the Notes or the Indenture, other than those breaches covered by a prior Event of Default, and such failure continues for sixty (60) calendar days after the written notice specified below is given to the Company; (g) default by the Company or any Subsidiary of the Company in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $50,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Subsidiary of the Company, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within thirty (30) calendar days after the written notice specified below is given to the Company; (h) a final judgment for the payment of $50,000,000 (or its foreign currency equivalent) or more rendered against the Company or any Subsidiary of the Company, which judgment is not fully covered by insurance or not discharged or stayed within ninety (90) calendar days after the occurrence of events specified in the Indenture; (i) the Company pursuant to or within the meaning of any Bankruptcy Law: (1) commences a voluntary case; (2) consents to the entry of an order for relief against it in an involuntary case; (3) consents to the appointment of a Custodian of it or for any substantial part of its property; (4) makes a general assignment for the benefit of its creditors; or (5) takes any comparable action under any foreign laws relating to insolvency; or (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Company in an involuntary case; (2) appoints a Custodian of the Company or for any substantial part of its property; (3) orders the winding up or liquidation of the Company; or (4) any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for sixty (60) calendar days. If an Event of Default arises under failure to comply with reporting obligations in the Indenture, the remedy for the 365 calendar days after the event of default is exclusively the right to receive additional interest on the Notes at an annual rate of .50% of the principal amount of the Notes. If any other Event of Default occurs, the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the Indenture. These amounts become automatically due and payable in the case of certain types of bankruptcy or insolvency Events of Default involving the Company.

The Indenture provides that the Company shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another Person, unless: (a) either (i) the Company is the surviving corporation, or (ii) if the Company is not the surviving corporation, the resulting, surviving or transferee person (the “Successor Company”) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, and a supplemental agreement, all of the Company’s obligations under the Notes, the Indenture and, to the extent then still operative, the Registration Rights Agreement; (b) immediately after giving effect to the transaction described above, no Default or Event of Default, has occurred and is continuing; (c) if as a result of such transaction, the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of the Company or the Successor Company, as applicable, under the Notes, the Indenture and the Registration Rights Agreement; and (d) the Company has delivered to the Trustee the Officers’ Certificate and Opinion of Counsel pursuant to Section 5.03 of the Indenture.

Registration Rights Agreement

On March 26, 2007, in connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement) with Lehman Brothers Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several Initial Purchasers. Pursuant to the terms of the Registration Rights Agreement, the Company agrees to file a shelf registration statement with respect to the resale of the Notes and the Class A common stock issuable upon conversion of the Notes within ninety (90) calendar days after the Closing Date. The Company agrees to use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective within one hundred eighty (180) calendar days after the Closing Date (March 26, 2007) and to keep such Shelf Registration Statement continuously effective until such time as there are no longer any Registrable Securities outstanding. If the Company fails to register the Notes and shares of Class A common stock issuable upon conversion within the time periods specified (each such failure a “Registration Default”), the Company will be obligated to pay additional interest on the Notes.

Convertible Note Hedge Transactions and Sold Warrant Transactions

On March 20, 2007, in connection with the Company’s pricing of the Notes, the Company entered into a Convertible Bond Hedge Transaction Confirmation with each of Citibank, N.A. and Deutsche Bank AG, London Branch (each an affiliate of an Initial Purchaser), dated March 20, 2007, to purchase convertible note hedges. The initial strike price of the convertible note hedges is $33.56 per share of the Company’s Class A Common Stock (the same as the initial conversion price of the Notes) and is similarly subject to certain customary adjustments (other than those arising from a fundamental change, a change of control, or other certain conditions specified in the Confirmation). The convertible note hedge transactions cover an aggregate of 10,429,720 shares of the Company’s Class A common stock, as adjusted for the exercise of the over allotment option.

On March 20, 2007, in connection with the Company’s issuance of the Notes, the Company entered into an Issuer Warrant Transaction Confirmation with each of Citibank, N.A. and Deutsche Bank AG, London Branch (each an affiliate of an Initial Purchaser), dated March 20, 2007 to sell equity warrants. The initial strike price of the equity warrants is $55.00 per share of the Company’s Class A common stock and is similarly subject to certain customary adjustments (other than those arising from a fundamental change, a change of control, or other certain conditions specified in the Confirmation). The equity warrants cover an aggregate of 10,429,720 shares of the Company’s Class A common stock, as adjusted for the exercise of the over allotment option.

The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the Notes in the event that the market value per share of the Company’s Class A common stock, as measured under the convertible note hedge transactions, at the time of conversion of the notes is greater than the strike price of the convertible note hedges, which corresponds to the initial conversion price of the Notes and is similarly subject to certain customary adjustments. If, however, the volume-weighted average price per share of the Company’s Class A common stock exceeds the strike price of the sold warrants when it is exercised, there would be dilution from conversion of the Notes to the extent that the then volume-weighted average price per share of the Company’s Class A common stock exceeds the strike price of the sold warrants.

The Company has been advised that, in connection with hedging the convertible note hedge transactions and the sold warrant transactions, the affiliates of the Initial Purchasers expect to purchase shares of the Company’s Class A common stock or enter into various derivative transactions with respect to the Company’s Class A common stock, concurrently with or shortly after the pricing of the Notes. In addition, the affiliates of the Initial Purchasers that will be parties to these transactions have also informed the Company that they may enter into, or unwind, various derivative transactions and/or by purchasing or selling the Company’s Class A common stock in secondary market transactions following the pricing of the Notes. Also, the Initial Purchasers or their respective affiliates, may unwind various derivatives and/or purchase or sell the Company’s Class A common stock in secondary market transactions prior to the maturity of the Notes (including during any settlement period in respect of any conversion of the Notes), which could adversely impact the price of the Company’s Class A common stock and of the Notes or the settlement amount payable upon conversion of the Notes. The cost of the convertible note hedge transactions that the Company expects to enter into with the affiliates of the Initial Purchasers will be recorded in the equity section of the Company’s balance sheet and therefore not included in interest expense.

The description above is qualified in its entirety by the Purchase Agreement, Indenture, Registration Rights Agreement, Convertible Bond Hedge Transaction Agreements between the Company and Citibank, N.A. and the Company and Deutsche Bank AG, London Branch and the Issuer Warrant Transaction Letter Agreements between the Company and Citibank, N.A. and the Company and Deutsche Bank AG, London Branch.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 is incorporated by reference herein.

The Company offered and sold the Notes and sold warrants to the Initial Purchasers pursuant to an exemption from registration under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers have agreed to re-sell the Notes to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act.

Item 7.01 Regulation FD Disclosure.

As a result of the transaction described above in Item 1.01, the Company released its Pro Forma Capitalization Table as of December 31, 2006, adjusted to reflect the transactions and its Leverage Ratio of Pro Forma Net Debt to Annualized Adjusted EBITDA as set forth in Exhibit 99.4 to this Form 8-K.

Item 8.01 Other Events.

On March 20, 2007, the Company issued a press release announcing the offering of $300 million of Convertible Senior Notes due 2010 and an additional grant to the Initial Purchasers of an option to purchase up to $50 million of additional notes to cover over allotments. A copy of the press release is filed herewith as Exhibit 99.1.

On March 21, 2007, the Company issued a press release announcing the pricing of its previously announced $300 million principal amount of Convertible Senior Notes due 2010 and an additional $50 million principal amount of notes upon exercise by the Initial Purchasers of their over allotment option. A copy of the press release is filed herewith as Exhibit 99.2.

On March 26, 2007, the Company issued a press release announcing the closing of its previously announced offering of $300 million principal amount of Convertible Senior Notes due 2010 and announcing a stock repurchase plan permitting the Company to purchase up to an additional 2.76 million shares of the Company’s Class A common stock (in addition to the 3.24 million purchased in connection with the Transaction) prior to December 31, 2007. A copy of the press release is filed herewith as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits.

(d)

4.11	Indenture dated March 26, 2007.

4.12	Form of 0.375% Convertible Senior Notes due 2010 (included in Exhibit 4.11).

10.62	Purchase Agreement dated March 20, 2007.

10.63	Registration Rights Agreement dated March 26, 2007.

99.1	Press Release issued by SBA Communications Corporation dated March 20, 2007.

99.2	Press Release issued by SBA Communications Corporation dated March 21, 2007.

99.3	Press Release issued by SBA Communications Corporation dated March 26, 2007.

99.4	Pro Forma Capitalization Table and Ratio of Pro Forma Net Debt to Annualized Adjusted EBITDA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Anthony J. Macaione
Anthony J. Macaione
Chief Financial Officer

Dated: March 26, 2007